EXHIBIT 99.1

                               PRESS RELEASE

                                                 Date:January 31, 1997

     Contact: John R. Hecht
              815-961-7171

     AMCORE REACHES DEFINITIVE AGREEMENT TO ACQUIRE
     COUNTRY BANK SHARES CORPORATION, OF MOUNT HOREB, WIS.

          ROCKFORD IL   AMCORE Financial, Inc. and Country Bank Shares
     Corporation (Country), based in Mount Horeb, Wis., jointly announced today they have entered into a definitive agreement for AMCORE to acquire Country. The companies signed a letter of intent for the merger in the fourth quarter of 1996.

          The agreement calls for Country shareholders to receive
     4.3267 shares of AMCORE common stock for each share of the Wisconsin company. Country will have approximately 440,000 shares outstanding upon completion of its pending merger with Belleville Bancshares Corporation.

          The agreement also provides that if AMCORE common stock exceeds $24 per share, AMCORE may terminate the transaction, unless Country accepts a lower exchange ratio that would fix the maximum value for Country at approximately $45.6 million. Country may terminate the transaction if AMCORE's common stock falls below $19 per share, unless AMCORE accepts a higher exchange ratio to fix a minimum value for Country of approximately $36.2 million.

          The transaction, which is expected to close in mid-1977, will be accounted for as a pooling of interests and is subject to approval by regulatory agencies, Country shareholders and other customary conditions, including Country completing its acquisition of Belleville Bancshares Corporation.

          Country has nine locations and assets of approximately $300 million. AMCORE has $2.8 billion in assets and 42 Illinois locations. Additionally, AMCORE entered into a definitive agreement to acquire a second Wisconsin bank holding company, First National Bancorp, based in Monroe, Wis. Upon completion of both transactions, AMCORE will have 14 banking locations in Wisconsin, 42 in Illinois and assets of approximately $3.3 billion.

          AMCORE Financial, Inc. is a northern Illinois-based bank holding company that, in addition to its bank operations, has five primary financial service subsidiaries: AMCORE Investment Group N.A., which includes trust services, a capital management company, a brokerage company and the AMCORE Vintage family of mutual funds; AMCORE Mortgage, Inc.; AMCORE Consumer Finance Company, Inc.; AMCORE Insurance Group, Inc., and Rockford Mercantile Agency, Inc., a collection service.

          AMCORE common stock is listed on NASDAQ under the symbol "AMFI." AMCORE Financial, Inc. may be reached at: www.amcore.com on the Internet.